Exhibit 3.74

DEED OF FOUNDATION

TO ESTABLISH A ONE-PERSON LIMITED LIABILITY COMPANY

1.             Name and seat of the Founder

FW Technologies Holding LLC

2711 Centerville rd., Suite 400

Wilmington, Delaware 19805

USA

2.             Name and seat of the Company

in Hungarian:

FW Magyarország Licenciahasznosító Koriátolt Felelősségű Társaság in English:

FW Hungary Licensing Limited Liability Company

The abbreviated form of the Company’s name will be:

in Hungarian:                        FW Kft.

in English:                             FW Ltd.

3.             Seat of the Company:

9700 Szombathely

Várkonyi u. 15.

4.             Range of activities of the Company

The Company is established to carry out the following business activities (identified by the code numbers of the Standard Sector Classification System of Activities):

Main activity

51.70       Other wholesale trading

Other activities

74.84       Service promoting other economic activities not included elsewhere

65.22       Other credit granting

The scope of “Other credit granting” is restricted to liquidity management for controlled companies (Act CXII of 1996 on Credit Institutions and Financial Enterprises – hereinafter referred to as “CIFEA” - Sec. 3 of Schedule II) and which does not belong to the effect of the Act under point g.), paragraph 2, Section 2 of the CIFEA and does not qualify as provision of financial credit. Therefore the permit of the State Supervision of Financial Institutions is not required in order to practice the above activities.

The Founder acknowledges the fact that the Company can only perform those activities which are subject to a relevant license or a registration obligation, upon receipt of said license or following the registration.  The Managing Directors will be responsible for obtaining the licenses and registrations.

5.             The share capital of the Company

5.1           The share capital of the Company is 100,000 USD, that is one hundred thousand United States Dollars, which is an entirely cash contribution.

5.2           The Founder undertakes to pay the whole amount of the share capital set out in Section 5.1 within 30 days of signing this Deed of Foundation.  The payment will be made in USD to the Company’s bank account to be opened with ABN AMRO Rt. in Budapest.

5.3           The business stake of the Founder is 100,000 that is one hundred thousand United States Dollars.

5.4           The Founder is not obliged to provide any auxiliary services or additional payment.

5.5           The Company keeps its books in USD.

6.             Business year, start of operation, pre-company

6.1           The Company is established for an indefinite term.

6.2           The Company may pursue business-like economic activities as a pre-company only after submitting the application for registration to the Court of Registration, as well as after submitting the application of its intent to be granted the status of a “party acting abroad”, according to Act No. LXXXI of 1996 on Corporate and Dividend Tax to the North Budapest Tax Authority and after submitting such status-grant issued by the tax-authority concerning the Company’s “party acting abroad” status to the Foreign Exchange Authority.

6.3           Subsequent to the countersigning of the Deed of Foundation the Company may commence operation as a pre-company.  During the life of the pre-company, the members of the pre-company may not be changed, the Deed of Foundation may not be amended – with the exception of fulfilling orders by the Court of Registration to supply or include missing or additional information – and no resolution on termination without legal successor or transformation of the Company may be made.

6.4           The first business year of the Company commences on the registration of the Company in the Company Register and finishes on 31 December of the same year.  Subsequently, the business year shall commence on 1 January and terminate on 31 December.

7.             Decisions of the Company

7.1           The Founder shall have the power of decision for Company matters including those on Decisions on Meetings of Members under Section 2 of Paragraph 150 of the Act No. CXLIV of 1997 on Business Associations (“BA”) and no other matters are assigned to the competence of the Founder.

7.2           The Managing Directors shall have the power of decision and shall be responsible for managing matters of and for the Company except under Section 7.1 of this Deed of Foundation in which matters are set forth within the exclusive authority of the Founder.

7.3           The Founder is obliged to inform the Managing Directors of its decisions.  The Managing Directors are responsible for entering the resolutions of the Founder into the Book of Resolutions.  The resolutions of the Managing Directors will be registered in a separate Book of Resolutions.

8.             Managing Directors

8.1           The first Managing Directors of the Company are:

name:	Robert Dennis Iseman
address:	149 Middlebrook Dr.
Fairfield, Connecticut
06430 USA
mother’s maiden name:	Germaine Lorant
Passport no.:	152179670

name:	Dr. Renáta Kalas Halasné
address:	1033 Budapest
Kolozsvári u. 11.
mother’s maiden name:	Dr. Anna Gajdos
ID no.:	AU VI 999882

name:	Zsolt Szekeres
address:	1121 Budapest
Költö u. 26/d.
mother’s maiden name:	Magdolna Balogh
Id no.:	AN 306434

8.2           The mandate of the Managing Directors begins with the signature of this Deed of Foundation and will last for five (5) years. The Managing Directors may be re-elected and the mandate can be extended.

9.             Procuration and representation

9.1           The proper signature of the Company will be carried out in such manner that Robert Dennis Iseman and another Managing Director shall sign jointly on behalf of the Company. The Managing Directors will sign their names under the prescribed, pre-printed or printed name of the Company according to the specimen of signature attached to this Deed of Foundation.

9.2           Two Managing Directors shall represent the Company before third parties, courts and other authorities. Zsolt Szekeres, Managing Director, shall exercise the employer’s rights with respect to the Company’s employees.

10.          Auditor of the Company:

10.1         The name and address of the first auditor of the Company:

Name:	PricewaterhouseCoopers
Auditing and Business Consulting Ltd.
Seat:	1077 Budapest
Wesselényi u. 16.
Registration no.:	01-09-063022
Auditor permit no.:	001464

10.2         The representative appointed as auditor:

Name:	Anikó Zemán Andrásikné
Address:	1183 Budapest
Jókai u. 6.
Mother’s maiden name:	Anikó Bak
Auditor permit no.:	004938

10.3         The mandate of the auditor begins with the signature of this Deed of Foundation and will last for five (5) years. The auditor may be re-elected and the mandate can be extended.

11.          Termination of the Company

11.1         The Company terminates:

(a)           if it resolves its termination without a legal successor;

(b)           if it resolves its termination with legal succession (by transformation);

(c)           upon being declared terminated by the Court of Registration;

(d)           upon the order of the Court of Registration on its cancellation ex officio; or

(e)           if terminated by the Court of Registration in liquidation proceedings.

11.2         The Company ceases to exist upon its deletion from the Company Register.

12.          Miscellaneous

12.1         The Founder hereby declares that it intends to pursue the Company’s activities as a “company acting abroad” as set forth in Section 4 (28) of Act No. LXXXI of 1996 on Corporate Tax and Dividend Tax, as amended and furthermore, it operates as a “non-resident” as set forth in Section 85 (2) of Act CXV of 1995 on Foreign Exchange.

12.2         In all matters not governed by this Deed of Foundation, the provisions of the BA, and Act No. XXIV of 1988 on Foreign Investments, as amended, and provisions of other legal laws of Hungary shall apply.

Date:                       Budapest, November 2, 2000

FW Technologies Holding LLC

as the Founder

/s/ János Kelemen
Name:	János Kelemen
Title :	Representative of the Founder

This Deed of Foundation has been countersigned by:

/s/ Dr. Emese Békéssy
Dr. Emese Békéssy
Attorney-at-Law

Dr. Békéssy Emese
egyéni ügyvéd
1083 Budapest, Szigetvári u. 10/A
Adöszám: 56116160-1-42